Exhibit 4.1

ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

DANAOS CORPORATION

Under Section 90 of the

Republic of the Marshall Islands Business Corporations Act

DANAOS CORPORATION, a corporation domesticated in and existing under the law of the Republic of the Marshall Islands (the “Corporation”), hereby certifies as follows:

(a)           The name of the Corporation is “DANAOS CORPORATION”.

(b)           The Corporation was originally incorporated in the Republic of Liberia on December 7, 1998.  Articles of Domestication and Articles of Incorporation of the Corporation were filed with the Office of the Registrar of Corporations of the Republic of The Marshall Islands on October 7, 2005.  The Articles of Incorporation were amended and restated on October 14, 2005 and Articles of Amendment to such Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations of the Republic of The Marshall Islands on September 14, 2006.  The Amended and Restated Articles of Incorporation were amended and restated on September 18, 2006.  A Statement of Designations was filed pursuant to Section 35(5) of the Business Corporation Act on October 5, 2006 in respect of the right, preferences and privileges of series A participating preferred stock of the Corporation.  Articles of Amendment to such Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations of the Republic of The Marshall Islands on September 18, 2009.  Restated Articles of Incorporation were filed with the Registrar of Corporation of the Republic of The Marshall Islands on July 8, 2010 and Articles of Amendment to such Restated Articles of Incorporation were filed with the Registrar of Corporations of the Republic of The Marshall Islands on August 10, 2018.

(c)           The Restated Articles of Incorporation are hereby amended by inserting the following as a new paragraph into Section FOURTH immediately following the last paragraph therein:

(d)     Reverse Stock Split. As of the commencement of business on May 2, 2019 (the “Reverse Stock Split Effective Date”), each fourteen (14) shares of Common Stock issued and outstanding immediately prior to the Reverse Stock Split Effective Date either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that in lieu of issuing any such fractional shares, fractional shares resulting from the Reverse Stock Split will be rounded down to the nearest whole share and provided, further, that stockholders who would otherwise be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the ratio of the Reverse Stock Split will receive a cash payment (without interest and subject to applicable withholding taxes) in an amount per share equal to the closing price per share of Common Stock on the New York Stock Exchange on the trading day immediately preceding the Reverse Stock Split Effective

Date, as adjusted for the reverse stock split as appropriate. Each certificate, if any, that immediately prior to the Reverse Stock Split Effective Date represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional shares as described above. The reverse stock split described in this paragraph shall not change the number of shares of Common Stock authorized to be issued or the par value of the Common Stock. No change was made to the number of registered shares of Preferred Stock the Corporation is authorized to issue or to the par value of the Preferred Stock.

(d)           This amendment to the Restated Articles of Incorporation was duly adopted in accordance with Section 88(1) of the Marshall Islands Business Corporations Act (the “BCA”).  The Board of Directors of the Corporation approved this amendment to the Restated Articles of Incorporation on January 17, 2019 and April 16, 2019.  On March 5, 2019, the holders of the requisite percentage of the outstanding shares of the Corporation entitled to vote thereon authorized the adoption of this amendment to the Restated Articles of Incorporation at a duly convened meeting of the stockholders of the Corporation in accordance with the Restated Articles of Incorporation and Section 88(1) of the BCA, and such authorization has been filed with the minutes of the proceedings of stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to Restated Articles of Incorporation to be signed as of the 1st day of May 2019, by its President and Chief Executive Officer, who hereby affirms and acknowledges, under penalty of perjury, that these Articles of Amendment are the act and deed of the Corporation and that the facts stated herein are true.

DANAOS CORPORATION

By:	/s/ John Coustas
	Name:	John Coustas
	Title:	President and Chief Executive Officer

ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

DANAOS CORPORATION

Under Section 90 of the

Marshall Islands Business Corporations Act (the “BCA”)

DANAOS CORPORATION, a corporation domesticated in and existing under the law of the Republic of The Marshall Islands (the “Corporation”), hereby certifies as follows:

(a)           The name of the Corporation is “DANAOS CORPORATION”.

(b)           The Corporation was originally incorporated in the Republic of Liberia on December 7, 1998.  Articles of Domestication and Articles of Incorporation of the Corporation were filed with the Office of the Registrar of Corporations of the Republic of The Marshall Islands on October 7, 2005.  The Articles of Incorporation were amended and restated on October 14, 2005 and Articles of Amendment to such Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations of the Republic of The Marshall Islands on September 14, 2006.  The Amended and Restated Articles of Incorporation were further amended and restated on September 18, 2006.  A Statement of Designations was filed pursuant to Section 35(5) of the BCA on October 5, 2006 in respect of the right, preferences and privileges of series A participating preferred stock of the Corporation.  Articles of Amendment to such Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations of the Republic of The Marshall Islands on September 18, 2009.  Restated Articles of Incorporation were filed with the Registrar of Corporations of the Republic of The Marshall Islands on July 8, 2010.

(c)           The Restated Articles of Incorporation are hereby further amended to add new Section ELEVENTH to the Restated Articles of Incorporation to read in its entirety as follows:

“Prior to the earlier to occur of (1) the fifth (5th) anniversary of the effective date of this amendment to the Corporation’s Restated Articles of Incorporation and (2) (x) the lenders of the Corporation’s financial indebtedness (the “Lenders”) having the opportunity to register the Common Stock received by such Lenders in the transactions contemplated by the Amended and Restated Restructuring Support Agreement dated June 19, 2018 pursuant to a shelf registration statement that has been declared effective by the U.S. Securities and Exchange Commission and (y) a registered offering of Common Stock with aggregate net proceeds to the Corporation of at least $50.0 million, the Corporation shall not take any of the following actions without an affirmative vote by the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the outstanding stock of the Corporation entitled to vote generally for the election of directors, at any annual meeting or at any special meeting:

(i)            amending these Restated Articles of Incorporation or the bylaws of the Corporation in a manner that adversely affects the rights of the holders of the Common Stock;

(ii)           consummating any merger, consolidation, spin-off or sale of all or substantially all of the assets of the Corporation or the Corporation and its subsidiaries, taken as a whole;

(iii)          delisting the Common Stock such that the Common Stock is not listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (or any of their respective successors);

(iv)          deregistering the Common Stock under Section 12 of the U.S. Securities Exchange Act of 1934, as amended; or

(v)           substantially changing the nature of the business of the Corporation from the ownership, operation and management of maritime shipping assets.”

(d)           The Restated Articles of Incorporation are hereby further amended by adding “but subject to Section ELEVENTH of these Restated Articles of Incorporation” to Section TENTH of the Restated Articles of Incorporation, such that it reads in its entirety as follows:

“TENTH: The Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal bylaws of the Corporation, notwithstanding any other provisions of these Restated Articles of Incorporation, but subject to Section ELEVENTH of these Restated Articles of Incorporation, or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Restated Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the directors then in office.”

(e)           These amendments to the Restated Articles of Incorporation were duly adopted in accordance with Section 88(1) of the BCA.  On June 25, 2018, the Board of Directors of the Corporation adopted resolutions by the unanimous written consent in accordance with Section 55(4) of the BCA setting forth and declaring advisable that these amendments to the Restated Articles of Incorporation be adopted by the stockholders of the Corporation.  On July 20, 2018, the holders of a majority of all of the outstanding shares of the Corporation entitled to vote thereon authorized the adoption of these amendments to the Restated Articles of Incorporation at a duly convened meeting of the stockholders of the Corporation in accordance with the Restated Articles of Incorporation and Section 88(1) of the BCA, and such authorization has been filed with the minutes of the proceedings of stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Restated Articles of Incorporation to be signed as of the 10th day of August 2018, by its President and Chief Executive Officer, who hereby affirms and acknowledges, under penalty of perjury, that these Articles of Amendment are the act and deed of the Corporation and that the facts stated herein are true.

DANAOS CORPORATION

By:	/s/ John Coustas
	Name:	John Coustas
	Title:	President and Chief Executive Officer

RESTATED ARTICLES OF INCORPORATION

OF

DANAOS CORPORATION

PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

The undersigned, the President and Chief Executive Officer of Danaos Corporation, a corporation domesticated under the law of the Republic of The Marshall Islands (the “Corporation”), for the purpose of restating the Articles of Incorporation of the Corporation pursuant to Section 93 of the Business Corporations Act (the “BCA”), hereby certifies that:

1.             The name of the Corporation is: Danaos Corporation.

2.             The Corporation’s Articles of Domestication and Articles of Incorporation were filed with the Office of the Registrar of Corporations of the Republic of the Marshall Islands (the “Registrar”) on October 7, 2005.  Amended and Restated Articles of Incorporation were filed with the Registrar on October 14, 2005.  Articles of Amendment were filed with the Registrar on September 14, 2006.  Amended and Restated Articles of Incorporation were filed with the Registrar on September 18, 2006.  A Statement of Designation was filed with the Registrar on October 5, 2006.  Articles of Amendment were filed with the Registrar on September 18, 2009.  The Company was previously incorporated in the Republic of Liberia on December 7, 1998.

3.             The Corporation’s Articles of Incorporation are restated by the Restated Articles of Incorporation attached hereto.  The Restated Articles of Incorporation only restate and integrate and do not further amend the Corporation’s Articles of Incorporation, as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of the Restated Articles of Incorporation attached hereto.

4.             The Restated Articles of Incorporation were adopted in accordance with Section 93 of the BCA by the Board of Directors of the Corporation by unanimous written consent in accordance with Article III, Section 10, of the Bylaws of the Corporation and Section 55(4) of the BCA, without a vote of the shareholders of the Corporation, and such written consent has been filed with the minutes of the proceedings of the Board of Directors of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Restated Articles of Incorporation to be signed as of the 30th of June, 2010, by its President and Chief Executive Officer, who hereby affirms and acknowledges, under penalty of perjury, that these Restated Articles of Incorporation are the act and deed of the Corporation and that the facts stated herein are true.

DANAOS CORPORATION

By:	/s/ John Coustas
Name:	John Coustas
Title:	President and Chief Executive Officer

RESTATED ARTICLES OF INCORPORATION

OF

DANAOS CORPORATION

PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

FIRST:           The name of the Corporation shall be: Danaos Corporation.

SECOND:      The purpose of the Corporation is to engage in any lawful act or activity relating to the business of chartering, rechartering or operating containerships, drybulk carriers or other vessels or any other lawful act or activity customarily conducted in conjunction with shipping, and any other lawful act or activity approved by the Board of Directors.

THIRD:         The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960.  The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.  However, the Board of Directors may establish branches, offices or agencies in any place in the world and may appoint legal representatives anywhere in the world.

FOURTH:     The aggregate number of shares of stock that the Corporation is authorized to issue is eight hundred fifty million (850,000,000) registered shares with a par value of one cent (US $0.01), consisting of seven hundred fifty million (750,000,000) shares of common stock with a par value of one cent (US $0.01) (“Common Stock”) and one hundred million (100,000,000) shares of preferred stock with a par value of one cent (US $0.01) (the “Preferred Stock”).

(a)         Preferred Stock.  The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of the Preferred Stock are as follows:

The Board of Directors is expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of the Preferred Stock, for series of the Preferred Stock.  The Board of Directors has authority to fix, by resolution or resolutions, the following provisions of the shares thereof:

(i)            the designation of such series, the number of shares that constitute such series and the stated value thereof if different from the par value thereof;

(ii)           whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights (which may be special voting rights), whether the shares of such series shall have one vote per share or less than one vote per share, whether the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series or of such series and one or more other series or classes of stock of the Corporation), whether all the shares of such series entitled to vote on a particular matter shall be deemed to be voted on such matter in the manner that a specified portion of the voting power of the shares of such series or separate class are voted and the relation which such voting rights shall bear to the voting rights of any other class or any other series of this class;

(iii)        the annual dividend rate (or method of determining such rate), if any, payable on such series, the basis on which such holders shall be entitled to receive dividends (which may include, without limitation, a right to receive such dividends or distributions as may be declared on the shares of such series by the board of directors of the Corporation, a right to receive such dividends or distributions, or any portion or multiple thereof, as may be declared on the Common Stock or any other class of stock or, in addition to or in lieu of any other right to receive dividends, a right to receive dividends at a particular rate or at a rate determined by a particular method, in which case such rate or method of determining such rate may be set forth), the form of such dividend, the conditions and the dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any other class or any other series of this class;

(iv)          whether dividends on the shares of such series shall be cumulative and, in the case of shares of a series having cumulative dividend rights, the date or dates (or method of determining the date or dates) from which dividends on the shares of such series shall be cumulative;

(v)           whether the shares of such series shall be subject to redemption in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events and, if so, the times, the prices therefor (in cash, securities or other property or a combination thereof) and any other terms and conditions of such redemption;

(vi)          the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority, if any, of payment of the shares of such series;

(vii)         whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to which and the manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof, including the price or prices (in cash, securities or other property or a combination thereof), the period or periods within which and any other terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to the operation of such retirement or sinking find;

(viii)        whether the shares of such series shall be convertible into, or exchangeable for, at the option of the holder or the Corporation or upon the happening of a specified event, shares of stock of any other class or of any other series of this class or any other securities or property of the Corporation or any other entity, and, if so, the price or prices (in cash, securities or other property or a combination thereof) or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

(ix)          the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock, any other series of the Preferred Stock or any other class of capital stock;

(x)           the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of the Preferred Stock or of any other class of capital stock; and

(xi)          any other powers, preferences or rights, or any qualifications, limitations or restrictions thereof.

Except as otherwise provided by such resolution or resolutions, all shares of the Preferred Stock shall be of equal rank.  All shares of any one series of the Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

Except as otherwise provided by such resolution or resolutions, all shares of Preferred Stock that are converted, redeemed, repurchased, exchanged or otherwise acquired by the Corporation shall be cancelled and retired and shall not be reissued.

For all purposes, these Restated Articles of Incorporation shall include each statement of designation (if any) setting forth the terms of a series of Preferred Stock.

Except as otherwise required by law or provided in a statement of designation establishing the voting powers, designations, preferences and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions of the relevant series, holders of Common Stock, as such, shall not be entitled to vote on any amendment of these Restated Articles of Incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon as a separate class pursuant to these Restated Articles of Incorporation or pursuant to the BCA as then in effect.

(b)         Options, Warrants and Other Rights.  The Board of Directors of the Corporation is authorized to create and issue options, warrants and other rights from time to time entitling the holders thereof to purchase securities or other property of the Corporation or of any other entity, including any class or series of stock of the Corporation or of any other entity and whether or not in connection with the issuance or sale of any securities or other property of the Corporation, for such consideration (if any), at such times and upon such other terms and conditions as may be determined or authorized by the Board of

Directors and set forth in one or more agreements or instruments. Among other things and without limitation, such terms and conditions may provide for the following:

(i)                                     adjusting the number or exercise price of such options, warrants or other rights or the amount or nature of the securities or other property receivable upon exercise thereof in the event of a subdivision or combination of any securities, or a recapitalization, of the Corporation, the acquisition by any person of beneficial ownership of securities representing more than a designated percentage of the voting power of any outstanding series, class or classes of securities, a change in ownership of the Corporation’s securities or a merger, statutory share exchange, consolidation, reorganization, sale of assets or other occurrence relating to the Corporation or any of its securities, and restricting the ability of the Corporation to enter into an agreement with respect to any such transaction absent an assumption by another party or parties thereto of the obligations of the Corporation under such options, warrants or other rights;

(ii)                                  restricting, precluding or limiting the exercise, transfer or receipt of such options, warrants or other rights by any person that becomes the beneficial owner of a designated percentage of the voting power of any outstanding series, class or classes of securities of the Corporation or any direct or indirect transferee of such a person, or invalidating or voiding such options, warrants or other rights held by any such person or transferee; and

(iii)                               permitting the Board of Directors (or certain directors specified or qualified by the terms of the governing instruments of such options, warrants or other rights) to redeem, repurchase, terminate or exchange such options, warrants or other rights.

This paragraph shall not be construed in any way to limit the power of the board of directors of the Corporation to create and issue options, warrants or other rights.

(c)          Preemptive and Similar Rights.  Except as otherwise provided in a statement of designation establishing the terms of a series of Preferred Stock, no holder of shares of the Corporation shall, by reason thereof, have any preemptive or other preferential right to acquire, by subscription or otherwise, any unissued or treasury stock of the Corporation, or any other share of any class or series of the Corporation’s shares to be issued because of an increase in the authorized capital stock of the Corporation, or any bonds, certificates of indebtedness, debentures or other securities convertible into shares of the Corporation.  However, the Board of Directors may issue or dispose of any such unissued or treasury stock, or any such additional authorized issue of new shares or securities convertible into shares upon such terms as the Board of Directors may, in its discretion, determine, without offering to stockholders then of record, or any class of stockholders, any thereof, on the same terms or any terms.

FIFTH:                               The Corporation shall have every power which a corporation now or hereafter organized under the BCA may have.

SIXTH:                             There shall be a minimum of two (2) directors and a maximum of fifteen (15) directors who shall constitute the Board of Directors of the Corporation.  The number of directors constituting the Board of Directors shall be fixed from time to time by the Board of Directors.

Effective as of the annual meeting of stockholders in 2006, the directors of the Corporation shall be divided into three classes, each of which will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial term of office of the first such class of directors shall expire at the annual meeting of stockholders in 2009, the initial term of office of the second such class of directors shall expire at the annual meeting of stockholders in 2008, and the initial term of office of the third such class of directors shall expire at the annual meeting of stockholders in 2007, with each such class of directors to hold office until their successors have been duly elected and qualified.  At the annual meeting of stockholders in 2006, the stockholders shall designate which directors elected at such meeting will be in the first, second or third classes of directors of the Corporation.  At each annual meeting of stockholders, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders in the third year following the year of their election and until their successors have been duly elected and qualified.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes in such manner as the board of directors or stockholders of the Corporation shall determine, but no decrease in the number of directors may shorten the term of any incumbent director.

No director who is part of any such class of directors may be removed except both for cause and with the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the voting power of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as a single class.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause (other than vacancies and newly created directorships which the holders of any class or classes of stock or series thereof are expressly entitled by these Restated Articles of Incorporation to fill) shall be filled by, and only by, a vote of not less than the majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director appointed to fill a vacancy or a newly created directorship shall hold office until the annual meeting of stockholders next succeeding his or her appointment without regard to classification of the director which such director replaced, and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Notwithstanding the foregoing, in the event that the holders of any class or series of Preferred Stock of the Corporation shall be entitled, voting separately as a class, to elect any directors of the Corporation, then the number of directors that may be elected by such holders voting separately as a class shall be in addition to the number otherwise fixed pursuant to resolution of the board of directors of the Corporation. Except as otherwise provided in the terms of such class or series, (i) the terms of the directors elected by such holders voting separately as a class shall expire at the annual meeting of stockholders next succeeding their election without regard to the classification of other directors and (ii) any director or directors elected by such holders voting separately as a class may be removed, with or without cause, by the holders of sixty-six and two-thirds percent (66-2/3%) of the voting power of all outstanding shares of stock of the Corporation entitled to vote separately as a class in an election of such directors.

Cumulative voting, as defined in Section 71(2) of the BCA, shall not be used to elect directors. Notwithstanding any other provisions of these Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Restated Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article SIXTH.

No director of the Corporation shall have personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this paragraph shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the director derived an improper personal benefit.

SEVENTH:

(a)         The Corporation may not engage in any Business Combination with any Interested Stockholder for a period of three years following the time of the transaction in which the person became an Interested Stockholder, unless:

(1)                                 prior to such time, the Board of Directors of the Corporation approved either the Business Combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; or

(2)                                 upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least eighty-five percent (85%) of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, provided, however, that pursuant to an offer made to all stockholders if any such transaction involves the purchase of voting stock from any stockholder of the Corporation, an offer to purchase such shares shall have been or be made to all stockholders of the Corporation on substantially the same terms and provisions offered to such stockholder; or

(3)                                 at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the outstanding voting stock that is not owned by the Interested Stockholder; or

(4)                                 the stockholder was or became an Interested Stockholder prior to the consummation of the initial public offering of the Corporation’s Common Stock under the United States Securities Act of 1933, as amended.

(b)         The restrictions contained in this section shall not apply if:

(1)                                 A stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or

(2)                                 The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were Directors prior to any person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such Directors by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:

(i)                                     a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to the BCA, no vote of the stockholders of the Corporation is required);

(ii)                                  a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

(iii)                               a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation.

The Corporation shall give not less than twenty (20) days notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (i) or (ii) of section (b)(2) of this Article SEVENTH.

(c)          For the purpose of this Article SEVENTH only, the term:

(1)                                 “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2)                                 “Associate,” when used to indicate a relationship with any person, means: (i) Any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a twenty percent (20%) beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3)                                 “Business Combination,” when used in reference to the Corporation and any Interested Stockholder of the Corporation, means:

(i)                                     Any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Stockholder or any of its affiliates, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder;

(ii)                                  Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Corporation;

(iii)                               Any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any shares, or any share of such subsidiary, to the Interested Stockholder or any affiliate or associate of the Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Stockholder became such; (B) pursuant to a merger with a direct or indirect wholly-owned subsidiary of the Corporation solely for purposes of forming a holding company; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase shares made on the same terms to all holders of said shares; or (E) any issuance or transfer of shares by the Corporation; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the Interested Stockholder’s and/or its affiliates’ and associates’ proportionate share of the any class or series of shares;

(iv)                              Any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Stockholder or any affiliate or associate of the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Stockholder; or

(v)                                 Any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) of this paragraph) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation.

(4)                                 “Control” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise.  A person who is the owner of twenty percent (20%) or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5)                                 “Interested Stockholder” means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an

Interested Stockholder; and the affiliates and associates of such person; provided, however, that the term “Interested Stockholder” shall not include any person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation; provided that such person shall be an Interested Stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further Corporation action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Stockholder, the voting stock of the Corporation deemed to be outstanding shall include voting stock deemed to be owned by the person through application of paragraph (8) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6)                                 “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(7)                                 “Voting stock” means, with respect to any corporation, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

(8)                                 “Owner” including the terms “own” and “owned,” when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:

(i)                                     Beneficially owns such shares, directly or indirectly; or

(ii)                                  Has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered shares is accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii)                               Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

(d)         Any amendment of this Article SEVENTH shall not be effective until 12 months after the approval of such amendment at a meeting of the stockholders of the Corporation and shall not apply to any Business Combination between the Corporation and any person who became an Interested Stockholder of the Corporation at or prior to the time of such approval.

(e)          Notwithstanding any other provisions of these Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Restated Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of sixty-six and two-thirds percent (66-2/3%) or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article SEVENTH.

EIGHTH:                                          If a meeting of stockholders is adjourned for lack of quorum on two successive occasions, at the next and any subsequent adjournment of the meeting there must be present either in person or by proxy stockholders of record holding at least forty-percent (40%) of the issued and outstanding stock and entitled to vote at such meeting in order to constitute a quorum.

NINTH:                                                   The Corporation may transfer its corporate domicile from the Marshall Islands to any other place in the world.

TENTH:                                                 The Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal bylaws of the Corporation with, notwithstanding any other provisions of these Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Restated Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the directors then in office.

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